Exhibit 99.1




Onelink Corporation

Contact:
Media:
Mary Kate Smither (marykate@vollmerpr.com)
Steven Morse (steven@vollmerpr.com)
972-488-4790
VOLLMER
Investor:
Karen Litzler (karenl@vollmerpr.com)
512-472-3515
VOLLMER

             OneLink Corporation Delays Filing Third Quarter 10-QSB

     San Francisco, Calif. - (November 15, 2006) - OneLink Corporation (OTCBB:
OLNK), today announced it would delay filing its quarterly report on Form 10-QSB due November 14, 2006.

     The reason for the delay is recent events and resources, including the previously disclosed default on notes to its primary lender and subsequent foreclosure proceeding on the Reservation Center, Inc. subsidiary.

     After events of the past 60 days, OneLink resumes focus on its core transaction processing business providing integrated distribution and settlement services and obtaining funding for these operations.

About OneLink Corporation

OneLink Corporation (OTCBB: OLNK) is a provider of integrated booking and settlement processing services for travel suppliers and their distributors. The firm is the first of its kind to offer non-airline travel suppliers the ability to distribute a pre-paid product to consumers through travel agents worldwide, and to recognize financial settlement through a single, online global distribution and financial settlement system. OneLink's mission is to increase the number and quality of online bookings made through global retail travel channels while improving cash flow and reducing distribution costs, ultimately resulting in lower prices for the consumer. Headquartered in San Francisco, OneLink is operated by an experienced team of travel distribution professionals, financial settlement experts and established global technology specialists. For more information, visit www.onelinkcorp.com.

This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system, creditor actions and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

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